As filed with the Securities and Exchange Commission on October 12, 2018

Registration No. 333-150856

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

Post-Effective Amendment No. 1

to

Registration Statement No. 333-150856

UNDER

THE SECURITIES ACT OF 1933

Concentrix CVG Corporation

(successor in interest to Convergys Corporation)

(Exact Name of Registrant as Specified in Its Charter)

Ohio	31-1598292
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

201 East Fourth Street

Cincinnati, OH 45202

(510) 656-3333

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Simon Y. Leung

Senior Vice President, Legal

Concentrix CVG Corporation

44201 Nobel Drive

Fremont, California 94538

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Allison Leopold Tilley

Christina F. Pearson

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94304

(650) 233-4500

Approximate date of commencement of proposed sale to the public: This post-effective amendment withdraws from registration all shares of common stock that remain unsold under Registration Statement No.333-150856.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statement of Convergys Corporation, an Ohio corporation (“Convergys”) on Form S-3 (the “Registration Statement”) filed by Convergys with the Securities and Exchange Commission (the “SEC”):

Registration Statement No. 333-150856, registering debt securities of the Registrant, which was filed with the SEC on May 12, 2008.

Pursuant to that Agreement and Plan of Merger, dated as of June 28, 2018, by and among SYNNEX Corporation, a Delaware corporation (“SYNNEX”), Delta Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of SYNNEX (“Merger Sub I”), Concentrix CVG Corporation, a Delaware corporation and wholly owned subsidiary of SYNNEX (“Concentrix CVG”), and Convergys, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 22, 2018, by and among SYNNEX, Merger Sub I, Merger Sub II and Convergys (as further amended, modified or supplemented from time to time, the “Merger Agreement”), on October 5, 2018, Merger Sub I merged with and into Convergys (the “Initial Merger”), with Convergys surviving the Initial Merger as a wholly owned subsidiary of SYNNEX (such surviving corporation, the “Surviving Corporation”), and immediately thereafter the Surviving Corporation merged with and into Concentrix CVG (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Concentrix CVG surviving the Subsequent Merger as a wholly owned subsidiary of SYNNEX.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Concentrix CVG, as successor in interest to Convergys, has terminated all offerings of securities registered under the Registration Statement. In accordance with an undertaking made by Convergys in the Registration Statement to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offering, Concentrix CVG, as successor in interest to Convergys, hereby removes and withdraws from registration all securities that remain unsold as of the date hereof registered pursuant to the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Fremont, State of California, on October 12, 2018.

CONCENTRIX CVG CORPORATION (as successor in interest to CONVERGYS CORPORATION)

By:	/s/ Steven L. Richie
Steven L. Richie
Senior Vice President, HR and Legal

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Steven L. Richie Steven L. Richie	Senior Vice President, HR and Legal, Corporate Secretary, and Director (Principal Executive Officer)	October 12, 2018

/s/ Andre S. Valentine Andre S. Valentine	Chief Financial Officer (Principal Financial Officer)	October 12, 2018

/s/ Shanthilata Suryadevara Shanthilata Suryadevara	Director	October 12, 2018